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The following is a transcript of a Sybase, Inc. conference call and Webcast held at 8:00 a.m. PST on December 20, 2002.

SYBASE

Moderator: John Chen,
Chairman, CEO and President of Sybase, Inc.
December 20, 2002
8:00 am PST

Operator:	Good morning my name is Cory and I will be your conference facilitator today. At this time I would like to welcome everyone to the Sybase informational conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period.

If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you ladies and gentlemen. I would now like to turn the conference over to Sybase Chairman and CEO, Mr. John Chen. You may begin sir.

John Chen:	Thank you Cory. Good morning everybody and its nice to know that some of us are still working. Anyway, thanks for joining us this morning for kind of a last minute call but or call to meet here.

I am obviously John Chen and most of you probably should know who I am. And with me today is Pieter Van der Vorst, our Chief Financial Officer as well as Terry Stepien from Waterloo, the cold Waterloo in Canada who has, you know, who’s really instrumental to this acquisition that we’re going to discuss today.

But before I do anything further Pieter insists I be, give you the boilerplate. Pieter.

Pieter Van der Vorst:	Thank you John, thank you for the opportunity. Statements concerning the benefits of Sybase’s acquisition of AvantGo, future growth, the completion of the acquisition and Sybase’s plans following completion of the acquisition are by nature forward-looking statements that involve a number of uncertainties and risks and cannot be guaranteed.

Factors that could cause actual events or results to differ materially include shifts in customer demand, rapid technology changes, availability and quality of third party content, competitive factors and unanticipated delays in the scheduled product availability.

Some of the risks are detailed from time to time in Sybase’s Securities and Exchange Commission filings, including but not limited to, its annual report on Form 10K and its quarterly reports on Form 10Q, copies of which of course can be found and viewed on Sybase’s web site.

Back to you John and again John thank you for this opportunity.

John Chen:	You’re welcome, Pieter. Your thing is getting longer.

Pieter Van der Vorst:	It is.

John Chen:	Okay gang I’m now going to – I’m going to give everybody kind of a kind of an overview of why we’re so excited about this acquisition. And then Terry is going to speak to you a little more in details from customers and channels and products and direction and so forth. And then we’ll open up for Q&A.

The excitement of AvantGo obviously you see in a press release that we have agreed – we have come to an agreement to acquire AvantGo for $38 million in cash. AvantGo is the leading provider of the Mobile Enterprise software so we’re both in the same space as with iAnywhere.

And they have good micro-browser technology, ones that we don’t have yet and will give us a very quick jumpstart to some of the new markets that I think is growing and serving. They also have about a seven million subscriber base into the AvantGo mobile portal.

You all know that I have been and the entire management team of Sybase have been very excited about the mobile and wireless market although the telecom space is down but this is a good time to invest.

So to give you the kind of the major color of iAnywhere, about four, five years ago when I joined the company we were pretty excited about getting a compiler technology compiled to the smallest database and get that into handsets, devices, cell phones, Internet appliances. And those were the days when, you know, we know the Internet and web-based computing and handheld communication and handheld devices all merge and kind of converge to a new market and a new exciting market.

So we started our mobile database push and we’ve been steadily increasing our market share. The most recent market share data had us holding 73% of this market and this yet another probably about let’s see, five point gain of market share from last year. So we believe that we are it.

And we all – to date we have seven million database or mobile database in stored around the world at over 10,000 customer sites and over almost — over 1,000 VARs, partners and application providers.

So the database market – the mobile database market is approximately about $75 to $100 million a year and has a compounded growth rate roughly about 16%. So this is the space that we own 73% of.

Now about couple of two three years ago Terry and his team got us into the imbedded software markets. The embedded software market is obviously a bigger market. Today we enjoy roughly about 22% of the market share which is about two percentage point increase from last year same time. This market is roughly about $450 million and growing again roughly about 15% compounded annually for the next five years.

Now that we have a firm footprint of those, the third market as we’ve been looking at in last year was getting into the mobile middleware market which include by the way the email applications market. And which actually today represent the biggest segment that iAnywhere could aim at and participate in.

So we actually have led this market as it’s being viewed as a market leader in the mobile middleware given the Sybase heritage also. And looking at a page, the second in line of the market leaders is actually AvantGo. And these are IDC data that I’m sharing with you.

So today’s announcement of merging and acquiring AvantGo into the Sybase iAnywhere organizations solidifies our leaderships both Sybase as well as

iAnywhere in the whole mobile middleware space. And the one reason why it’s exciting is the mobile middleware space it’s roughly about a $700 million market — $700 million and it’s supposed to grow to double by 2006/2007 to $1.5 billion. So again this is like an 18% growth rate.

So what you really have right now for us is iAnywhere all of a sudden expanded from serving a $75 to $100 million market to serving a half a billion dollar market and now to serving a $1.25 billion market combined. Today, all three of the market segments are expect to grow in more than 10% range downstream for the next four, five years.

So with our positions as the market leader in certain segments and I guess in all three segments now we believe that it speaks well for growth.

And so I think I’m going to stop right here and turn this call over to Terry and then go into some of the details of the customers and the content and the technology. Terry.

Terry Stepien:	Thanks John. The goal of today’s announcement is to build on our mobile and embedded database leadership. Combining AvantGo’s products with their My AvantGo service that John referred to will fuel the growth of the mobile middleware business. And as was mentioned this mobile middleware market is targeted by IDC to grow to $1.5 billion by 2006.

With this strategy in mind we looked to a company with complimentary technology and a view of market needs. And we discovered that iAnywhere Solutions and AvantGo share a common vision for enterprise mobility.

Both company’s products address the market requirements for always available access enabling mobile workers to access information regardless of network coverage, regardless of the infrastructure or bandwidth they can access that information anywhere anytime.

This acquisition positions iAnywhere Solutions as the leading provider of always available m-business solutions bringing together iAnywhere Solutions leading mobile database and synchronization as John referred to with AvantGo’s offline web capabilities.

The idea of always available access has long been a key differentiator for iAnywhere Solutions in its extending of enterprise data to mobile environments. We are pleased to take that one step further in rounding out our platform to now enable mobile web capabilities as well.

Once this acquisition is completed our plans are to focus in three areas. Firstly, the iAnywhere Solutions mobile database arena will open up a new audience of enterprise developers, namely the Web developers. This builds on our development tool strategy that we’ve been executing for the past 12 months to empower the broadest set of developers to build mobile applications based on our platform.

We have put significant focus on this effort and so far we have enabled the C, C++ community, the Java community, the Visual Basic community and the PowerBuilder community and with this announcement today we are enabling the Web Developer community.

Secondly, we plan to expand the global reach of the AvantGo products and applications through Sybase’s worldwide channels. We expect that through leveraging our partner base of more than 700 embedded database partners as well as our global reach and resources we can now open new growth opportunities for the AvantGo products.

Thirdly, we plan to build on the momentum and brand awareness of the My AvantGo service and to grow this business into enterprise selling capabilities. Our – the My AvantGo business has gained significant popularity, particularly among consumers, and currently has more than seven million registered users.

The AvantGo mobile service has over 800 companies providing over 1,500 channels of mobile content to date. In addition, AvantGo brings to iAnywhere a strong development team, an outstanding group of partners including Hewlett Packard, Palm, Cap Gemini and Deloitte Consulting. In addition to that, a number of blue chip customers such as McKesson, Ford, Chevron and American Express.

In summary, Sybase and iAnywhere Solutions are very optimistic about the growth opportunities enabled by the new iAnywhere Solutions AvantGo entity. This acquisition brings together two m-business leaders with complimentary strengths and vision.

We look forward to a smooth transition period and the opportunities ahead for our shareholders, customers, partners and employees. And John I’ll turn it back to you.

John Chen:	Thank you Terry. So before we open up the Q&A let me just kind of recap some of the highlights of the financials part of this. We paid $38 million or approximately $38 million in cash for AvantGo. If you look at the September 30, 2002 reported cash balance of AvantGo they have roughly about $32 million in cash.

They have roughly a burn rate, you know, probably about $2 million a quarter and we expect a deal to be completed by Q – by the end of Q1 2003. For the year of 2003 we expect the deal to be accretive to Sybase and we are paying basically net of cash about a 0.3 times of revenue or enterprise value to sales ratio. So we believe that certainly this is a rather good deal for Sybase shareholders.

The AvantGo facility at Hayward which is only about say 30 minutes or 25 minutes car ride away from us will be phased out. It’s the product of – the employees of the Hayward organization of facilities will be merged into our Dublin facilities. So I think we could also achieve a level of savings there and achieve a level of synergies and also further our strategic mission here.

So at this time Cory I’d like to open up the call for any questions and an – questions please.

Operator:	Yes sir. At this time I would like to remind everyone in order to ask a question please press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

We will take our first question from Kurt Vaturn from Bank of America.

Kurt Vaturn:	Thank you. Good morning guys, congratulations.

John Chen:	Thank you.

Kurt Vaturn:	Just a couple quick questions. Terry could you talk a little bit about AvantGo’s go-to-market strategy in comparison to iAnywhere? And then John could you just discuss a little bit about some of the roles some of AvantGo’s management team might be playing at Sybase going forward? Thanks.

John Chen:	Okay thank you. Terry go ahead first.

Terry Stepien:	Okay on Kurt on the go-to-market strategy there are similarities and there’s a new piece. I’ll cover both. Similarities they have a direct channel that sells both their platform which is their m-business server platform. In addition to that, they sell applications built on that platform which includes things such as mobile sales, mobile pharma, and mobile deliveries. So they had some applications built on the platform and that’s primarily through a direct motion.

The area of where there’s a new opportunity for us is around the My AvantGo.com service they provide. That arena is based on having content providers that actually deliver the information as well as subscribers and it is based on a subscriber advertising model that they accomplish primarily through – again through a direct motion but different individuals.

So we would look for the synergies on their platform and application to fit in with what we’re doing and have the My AvantGo business continue on its current course.

Kurt Vaturn:	Okay will there be integration between the sales forces in terms of direct channel? Will some of the iAnywhere individuals be selling any of the AvantGo products? When should we be expecting that if at all?

Terry Stepien:	Well the opportunity we see is that most of the sales for AvantGo today are strictly in North America so we would look to enable the selling channels we have outside of North America, first primarily Europe and then followed by Asia in order to capture those opportunities.

Kurt Vaturn:	Thanks.

John Chen:	Kurt let me answer that question – let me add a little bit of color to that question and then I’ll come back to your question about the management team.

The – today if you look at our iAnywhere sales channel structure or where the revenue comes from roughly about one third of the revenue comes from OEM and royalty and so forth.

About one third of the revenue comes from a direct sales organizations that Terry has on the iAnywhere and about one third of them comes from the Sybase enterprise sales team. I’m making, you know, I’m reasonably right. It’s give and take.

So what you would see is the AvantGo sales team will merge into the iAnywhere sales team. The three channel will ought to be engaged so, you know, my understanding is the product actually works with our platforms today anyway though there is no real engineering porting work that needs to be done.

As far as the management is concerned the G&A functions and the President CEO will not be staying with the company after the transitions or after the acquisitions I think will be done by the end of Q1 so they will be leaving the entity.

The engineering to sales people as well as the AvantGo Mobile Internet services, AMI, those people are staying with the company underneath iAnywhere and the – especially the engineering folks they’re very excited about it. Three out of four top engineering people is already sign up. The other one is traveling so...

Kurt Vaturn:	Or try tacking down. John what was it...

John Chen:	We’ll try track him down, we just by – I want to make sure I report back. ((inaudible)).

Kurt Vaturn:	Sorry just what was AvantGo’s total headcount? Last question.

John Chen:	Total headcount...

Pieter Van der Vorst:	There’s...

John Chen:	Twenty to 80 people?

Pieter Van der Vorst:	There’s 117 people.

John Chen:	No after the — after we’re done.

Pieter Van der Vorst:	Oh after the changes?

John Chen:	Of the G&A functions.

Probably about – right now there’s about 117. I’ll guess about 90.

Pieter Van der Vorst:	It’ll come down – yeah the plan is to bring it down to about 90 and then down a little further by the end of the year.

John Chen:	Right okay.

Kurt Vaturn:	Great thank you.

Operator:	We’ll take our next question from Gary Abbott with RTX Security.

John Chen:	Hey Gary are you going to argue with me about this market again?

Gary Abbott:	Yeah how you guys doing? It seems like I’ve talk with you a lot this week John.

John Chen:	Yeah how you doing?

Gary Abbott:	Okay so couple of questions. First, the easy one, I’ll give Pieter a chance to chime in. What’s the breakdown of revenue between this portal service that they sell and actually the software product?

Pieter Van der Vorst:	I think it’s about a third each.

Gary Abbott:	What’s the third third?

Pieter Van der Vorst:	There’s enterprise – well we break it into the three parts. There’s enterprise, their telesales group and their – the advertising revenues from AvantGo. It breaks out into about three parts pretty much almost equal. Maybe the enterprise revenue is a little stronger than the other two but it breaks into those basic categories.

Gary Abbott:	What do they sell through telesales then? What does that refer to?

Pieter Van der Vorst:	That’s just their telesales arm selling their products. That’s how they break their business into the three parts.

Gary Abbott:	Okay but its telesales selling the software products not the service?

Pieter Van der Vorst:	That’s correct right, very right.

Gary Abbott:	Okay and is that breakdown license revenue breakdown?

Pieter Van der Vorst:	Yes I believe so.

Gary Abbott:	Okay. Second, let’s get Terry a little involved. First part, is AvantGo J2EE compliant? If not do you plan to take it there? Second part, you know, what are you doing with integration to EAS and other app servers in the market? And then I have a question for John and then I’ll go.

Terry Stepien:	Okay Gary do you want me to take this one first or do you want to do the one for John first?

Gary Abbott:	No, no, no you go ahead.

Terry Stepien:	Okay currently not J2EE compliant. They’re actually HTMLX and L compliant so they’re more on the content side the way they connect so they can connect today into products like EA server, IIS or those type of services. They connect in through the HTML interface. We need to do some, you know, further looking at that but that interface today seems to work quite well.

Gary Abbott:	Okay is there any plans to sort of bring it to J2EE compliant just as you’ve stuck to JEM’s running on other devices that sort of stuff build more robust applications?

Terry Stepien:	Right. On the – so that would be on the client side you’re referring to and they actually are Java script compliant so they would be able to run on those devices today.

Gary Abbott:	Okay now last question. John, is there any plans to use this many in the B business groups? It looks like the have vertical, you know, specialties that maybe you could use elsewhere?

John Chen:	Yeah the answer is yeah – yes. The enterprise sales force that we have in Sybase, you know, gradually more and more are more into selling vertically. So as I said, one third of iAnywhere channels is still coming from the Sybase sales force so those organizations will need and will enjoy the vertical – some of the vertical capabilities that AvantGo has to offer.

Gary Abbott:	Okay I was thinking more not from a sales standpoint but, you know, just kind of putting any of it in Billy’s hands.

John Chen:	Oh definitely I mean we definitely will put it in Billy’s hands and we’ll put it in Financial Fusion’s hands too.

Gary Abbott:	Okay. Care to tell us how or does that sort of later ((inaudible)).

John Chen:	I’m sorry you – I didn’t hear that ((inaudible)).

Gary Abbott:	Care to tell us how it fits into those groups or is that something that’s ((inaudible)).

John Chen:	Oh know I think it’s a little bit too early. I think that’s between Terry and Billy and Dick Moore and they need to work them out. I don’t have that level of the details.

Gary Abbott:	Okay thank you.

John Chen:	Thanks Gary.

Operator:	Your next question comes from Steve Berg of (Punk Ziegel).

John Chen:	Hello Steve.

Steve Berg:	Hey guys. So if you paid 38 for it, they’ve got 32 in cash essentially you’re getting 20 plus million dollars of revenue for six million bucks?

John Chen:	Eighteen million dollars of revenue plus six million bucks.

Steve Berg:	Yeah why...

John Chen:	You can work it out that way yeah.

Steve Berg:	Why do you think the management agreed to such a low price?

John Chen:	Well its simple I mean they obviously bought off – you know, maybe it’s my charm. No, they bought off of the iAnywhere strategy. I mean they know for them to become a franchise as you know they’re burning roughly about $2 million a quarter in cash. They are, you know, like most of the dot com company they are trying to figure out a way to make money.

And you look at their, you know, the size and the run rate of critical mass they believe which obviously we concur that being part of a much bigger picture, much focus and much more mission – I mean not mission, you know, critical mass organization like iAnywhere.

I mean they’re basically picking up about $18 million worth of revenue joining a $90 million organization combination is 108 or whatever. And so as a platform they could grow and the platform that you could have a worldwide reach and is one that we could get them to making money very quickly. So I think those are what the management team and the boards are looking for. It’s good for the shareholder from that perspective.

Pieter Van der Vorst:	And the stability of Sybase.

Steve Berg:	When did the board have to – when did the board for AvantGo sign off on that?

John Chen:	When did he sign off?

Steve Berg:	I thought I read that they had not yet signed off.

John Chen:	No, no they have signed off.

Steve Berg:	Oh they have.

John Chen:	Otherwise we couldn’t have announced it, they’re a public company.

Steve Berg:	Oh okay.

John Chen:	They signed off last night.

Steve Berg:	They signed off last night I see. My other question is – has to do with cost synergies. It looks like there’s some headcount there, some - maybe some cost savings in, you know, from the consolidation of facilities. Anything else that you’ve got on your mind in order to kind of take that burn rate down to hopefully nothing within the next quarter or two?

John Chen:	It won’t be nothing.

Pieter Van der Vorst:	Those are primarily the two components.

John Chen:	Yeah those are the two things yeah. Those are big components.

Pieter Van der Vorst:	Right.

John Chen:	I mean other than the fact that they no longer have to pay for any extra dollars and cents for being a public company or no longer a public company. I mean there’s some procedural expenses that could go down and there are headcounts that could go down from a G&A perspective and then there are obviously the facilities which is a big number for them.

Steve Berg:	Okay. So essentially you’re saying if it’s accretive in ’03 I’m assuming that means later in ‘03 like Q3 and Q4. That means it’s actually going to have a dilutive effect in one and two?

Terry Stepien:	Yeah but, it’ll be very...

In fact Steve you probably won’t see it. I mean its going to be in a...

Pieter Van der Vorst:	It will not be material so don’t worry about it.

Steve Berg:	No material dilution.

Pieter Van der Vorst:	Yeah no.

Steve Berg:	All right great. Thanks very much guys.

John Chen:	Thank you.

Pieter Van der Vorst:	Thank you.

Operator:	We’ll take our next question from Scott Sutherland with Wedbush Morgan Securities.

Scott Sutherland:	Good morning gentlemen.

John Chen:	Good morning.

Scott Sutherland:	Just a quick question on the consideration value for the company. Is there any additional shares for stock options that are consideration and what does that bring total shares to? Any additional cash for those stock options and any liabilities to be paid out of the acquisition?

John Chen:	Good question. Thirty eight million is pretty much or up. There is a less than a million dollars worth of payment on retention agreements or change of controls. Some of the severance packages but under a million dollars. There is no other liability and no other considerations.

Scott Sutherland:	Okay and what would the total shares including stock options that are in consideration?

Pieter Van der Vorst:	Approximately 38 million shares and with the acceleration of options and the small ESPP buy so the treasury method would say that the price would then go to approximately $39.1 million.

Scott Sutherland:	Okay. Two strategic questions. First of all, on the AMI service, is there a plan to support the cust – the consumer portion of that still?

John Chen:	Yeah we do.

Scott Sutherland:	Okay.

John Chen:	We do have plans to continue to support that.

Scott Sutherland:	Last question. As I understand AvantGo has a couple relationships with enterprise software companies where they – they’re solution is the mobile solution of enterprise software companies.

John Chen:	Yes.

Scott Sutherland:	Strategy with those relationships going forward?

John Chen:	We already talked to some of these customers. They’re very excited that Sybase is in the picture. They’re a little concerned about, you know, not a concern but, you know, rightfully they have this feeling about, you know, where is AvantGo going?

They really like the product, they like the company but they just want to make sure that they go somewhere positive. And now with being part of Sybase they’re very excited about it and, you know, some of the big names like McKesson and Ford we all talked to.

Scott Sutherland:	I was kind of addressing more the enterprise software companies that incorporate AvantGo’s technology as far as their – as part of their mobile platform.

John Chen:	Oh oh oh I see okay. That Terry needs to, you know, I only was focusing on the customer side. Terry, have you any...

Terry Stepien:	Sure if I understood the question. I think you’re referring to like Hewlett Packard, Nokia, Palm, Microsoft, those?

Scott Sutherland:	Well like an Onyx software.

Terry Stepien:	Oh yeah okay. Okay so yes there’s several aspects to the various partners they work with and we’ve had the opportunity to talk to a number of them and they’re very excited from two fronts. One that John mentioned which is working with Sybase in terms of the broader scale of Sybase is exciting to them. But they’re equally excited by the combination of the AvantGo technology with the mobile database technology that we have today.

Scott Sutherland:	Okay great. Thank you.

John Chen:	Okay.

Operator:	Your next question is from Michael Hess with Hess Investment.

John Chen:	Hey Michael.

Michael Hess:	Hi congratulations.

John Chen:	Thank you.

Michael?

Hello?

Operator:	I apologize Mr. Hess’s question was withdrawn. Your next question is from Michael Nemeroff with RBC Capital Market.

Michael Nemeroff:	Hi gentlemen.

John Chen:	Hi.

Pieter Van der Vorst:	Good morning.

Michael Nemeroff:	Could you tell us what you anticipate merger related costs will be?

John Chen:	The merger related...

Pieter Van der Vorst:	Merger related costs.

Well there will be merger related costs on both sides. I think on the AvantGo side that’s going to be approximately a half a million dollars and I’m not 100% sure exactly what our numbers are going to actually total out to be at this point.

John Chen:	But likewise I mean I don’t know what the question is aiming at but would not be any other than just the regular...

Pieter Van der Vorst:	Just lawyers, accountants...

John Chen:	Lawyers, accountants.

Michael Nemeroff:	I was just looking for maybe any charges next quarter related to the merger.

John Chen:	Oh charges okay. I’m looking at Pieter. Well obviously we’re going to write down the facilities.

Michael Nemeroff:	Okay.

John Chen:	Okay and then there will be some considerations, about a million or two million. The move considerations and so – and there’s some – I’m sure there’s some goodwill stuff too.

Pieter Van der Vorst:	Yeah.

Michael Nemeroff:	Any in-process R&D that you don’t already know?

Pieter Van der Vorst:	There will probably be a small amount of in-process R&D but we haven’t figured out exactly what that number is going to be yet. But we don’t think that there’s going to be material impact to the financial statements associated with the amortization of that in process R&D.

Michael Nemeroff:	Okay great. Thank you.

Operator:	Your next question is from Michael Hess of Hess Investment.

John Chen:	Hi Michael.

Michael Hess:	Hi I’m back.

Pieter Van der Vorst:	That was a very short question Michael.

Michael Hess:	I wanted to know what the price per share we would receive for AvantGo shareholders in the merger.

Pieter Van der Vorst:	The price per share is $1.03.

Michael Hess:	Thank you very much.

Pieter Van der Vorst:	Sure.

Operator:	I would like to give everyone an additional moment to ask a question by pressing star and the number one on your telephone keypad.

John Chen:	Well I’ll give you additional moment to give us any comments. It doesn’t have to be a question, you know, all of you guys know us so well that I thought that we could actually chat about it. It doesn’t need to have to be a question.

Operator:	There are no further questions at this time.

John Chen:	All right okay thanks Cory, thanks Cory. Okay gang so onward and forward. Thank you very much for joining us this morning and I’m sure some of you will have comments as you like to share with us privately. And we’re very excited about it and hope that this is going to yield a good franchise for iAnywhere and Happy Holidays.

Operator:	This concludes today’s Sybase informational conference call. You may now disconnect.

END

Additional Information

The acquisition of AvantGo is subject to customary closing conditions, including approval of AvantGo’s stockholders. All executive officers and board members and certain affiliates holding approximately 6.7 million shares of AvantGo’s outstanding common stock and options to purchase approximately 1.0 million shares of common stock of AvantGo exercisable within sixty days of December 19, 2002, have entered into agreements with Sybase to vote their shares in favor of the merger. The aggregate number of shares over which Sybase has beneficial ownership for purposes of voting such shares in favor of the merger represents approximately 21.6% of the outstanding common stock of AvantGo.

In connection with the merger, AvantGo will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF AVANTGO ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, AvantGo, 25881 Industrial Boulevard, Hayward, CA 94545 (Telephone: (510) 259-4000). In addition, documents filed with the SEC by AvantGo will be available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of AvantGo in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by AvantGo with the SEC.

FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of AvantGo, future growth, the completion of the acquisition and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, availability and quality of third party content, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and AvantGo and their respective operations that are detailed in the period filings with the SEC of Sybase and AvantGo, including their most recent filings on Form 10-K and Form 10-Q.